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                                                                    EXHIBIT 99.4

                                [TCI LETTERHEAD]

                                                                       July 1994

TO:  PARTICIPANTS IN THE UNITED ARTISTS ENTERTAINMENT
     EMPLOYEE STOCK OWNERSHIP PLAN (ESOP)

As a participant in the ESOP, you have the same rights as a stockholder of the Company to vote the shares of TCI Class A Common Stock allocated to your account. Enclosed is a voting instructions card that should be completed and returned to TCI, who will be tallying the votes for the ESOP Trustee, Colorado National Bank. The Trustee will vote the shares allocated to your account for you.

The enclosed voting instructions card should be returned to TCI in the enclosed pre-paid return envelope. You must return the voting instructions card so that it will be received by TCI no later than July 27, 1994; otherwise your vote may not be cast.

                                                       Tele-Communications, Inc.

Enclosures